EXHIBIT 10.88

Dennis J. Simonis

President and Chief Executive Officer

Phone:  (808) 969-8052

E-Mail:  dsimonis@mlnut.com

December 6, 2011

Mr. Scott Wallace

32551 Seven Seas Drive

Dana Point, CA 92629

Dear Scott:

I am pleased to offer you employment with ML Macadamia Orchards, L.P. (“Company”).  This offer is contingent upon your passing our mandatory drug screen and physical examination and satisfactory clearance of our standard background check.

Position

Your title will be Executive Vice President — Sales & Marketing.  You will be the department head for this function and will report directly to me, the President and CEO of ML Macadamia Orchards, L.P. You will continue to serve as a director of ML Resources, Inc., the General Partner, until the earlier of December 31, 2012 or removal by the Board.

Commencement Date

Your employment will start on January 1, 2012.

Responsibilities

Your job description and goals were discussed in general during your visit and will be formally documented and provided before your commencement date.

Base Salary

Your initial base compensation will be $250,000 per annum.  This will be paid in semi-monthly installments and is subject to tax withholdings as required by law. You will receive performance evaluations and salary reviews at least annually.

Executive Compensation Plans

The Company has a Management Incentive Compensation Plan (“MICP”).  The MICP payout will be based upon your actual performance as compared with the goals we have mutually agreed upon.  Individual awards are also based upon the guideline percentage of the participant. Your guideline percent will be 30% of your base compensation for the applicable period.  The actual payout of the MICP awards is at the sole discretion of the Board of Directors of ML Resources, Inc., our General Partner. You will participate in any other Executive Compensation programs implemented by the Board of directors. Incentive plans may be subject to change from time to time without notice.

Benefits

You will be entitled to the standard Company benefits including medical and dental insurance, life and disability insurance, and 401(k) participation.  These benefits are in accordance with the Company’s employee benefits policies and practices.  A summary of these benefits is attached.

Vacation

As of your date of employment you will be provided with two weeks of paid vacation, which may be taken between January 1 and December 31, 2012.  On January 1, 2013, and each year thereafter, you will eligible for four weeks (20 days) of accrued vacation.  General provisions of the Company’s vacation policy are also applicable.

Vehicle Allowance

You will be provided with a car allowance in the amount of $1,000 per month.

Severance Benefit

At a minimum you will be provided with a severance benefit of six months of base pay, in the event your employment is involuntarily terminated for other than Just Cause.

I am looking forward to working with you and will be happy to discuss any questions and concerns you may have.

If this employment offer is acceptable to you, please indicate your acceptance by signing in the area noted below.

Sincerely,

/s/ Dennis J. Simonis

Dennis J. Simonis
President and Chief Executive Officer
ML Macadamia Orchards, L.P.

Accepted and Agreed:

/s/ Scott C. Wallace	Date:	December 22, 2011
Scott c. Wallace

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2011/2012

ML Macadamia Orchards, L.P.

Employee Benefits Summary — Salaried Employees

ML Macadamia Orchards Flex Plan — “Cafeteria Plan”:

•	Employee may elect to use salary reduction to pay for the employee cost share of:

	•	Employer-sponsored benefit plans for health care, life insurance, accident coverage, and long-term disability insurance coverage
	•	ML Macadamia Orchards Health Care Flexible Spending Account Plan
	•	ML Macadamia Orchards Day Care Flexible Spending Account Plan

•	Employee may elect to receive taxable cash in lieu of healthcare coverage. This annual amount for 2010/2011 is $2,098.68.

Health care options and employee cost share for 2010:

•	See Below	Includes Medical, Dental, Vision and prescription drug coverage

Group Life Insurance:

•	Prudential Life Insurance Co. -	MLMO pays entire premium
Benefit is one time annual salary

Accidental Death & Dismemberment:

•	Prudential Life Insurance Co. -	MLMO pays entire premium

Long-term Disability Insurance:

•	Prudential Life Insurance Co. -	MLMO pays entire premium
Benefit is 60% of monthly earnings, but not more than $8,000

ML Macadamia Orchards Health Care Flexible Spending Account Plan — Employee may elect to reduce cash compensation on a pre-tax basis and use those pre-tax funds to pay qualifying health care expenses.  This is a self-insured medical reimbursement plan, with the maximum amount of reimbursement not to exceed $2,000 in a Plan Year.

ML Macadamia Orchards Day Care Flexible Spending Account Plan — Employee may elect to reduce cash compensation on a pre-tax basis and use those pre-tax funds to pay qualifying dependent care expenses.  The maximum amount of reimbursement shall not exceed $5,000 in a Plan Year or $2,500 for married employee filing separate federal tax return.

ML Macadamia Orchards, L.P. Defined Contribution Plan — 401(k):

•                  Eligible to participate in salary deferral on the first day of the month which is at least 10 calendar days after the required forms are submitted to the HR department.  IRS contribution limit for 2010 is $16,500 or $22,000 for those age 50 or older by end of Plan Year

•                  Eligible for Company match after completion of one year of service.  Match is 50% of the first 4% of employee deferral.

•                  Eligible for Company’s annual Basic Contribution after completion of one year of service.  Contribution is based on employee’s covered compensation multiplied by a factor derived from the employee’s age plus benefit service.

ML Macadamia Orchards, L.P. Sick Pay Plan:

•                  At employment, employee qualifies for three weeks (15 days) of sick leave allowance at employee’s regular rate of pay to be used for disability during the one year of service.

•                  Thereafter, employee qualifies for three weeks sick leave each year.  On the January 1st following employee’s second anniversary date, employee may accumulate unused sick leave allowance of up to two weeks a year with a maximum accumulated allowance of 26 weeks.

ML Macadamia Orchards, L.P. Vacation Policy:

•                  Employee is eligible for vacation benefits according to the following schedule:

1 YOS but less than 3 YOS	— 2 weeks (10 days)
3 YOS but less than 10 YOS	— 3 weeks (15 days)
10 YOS and over	— 4 weeks (20 days)

•                  Employee who is eligible for three or more weeks of vacation may accumulate one week of vacation each year to a maximum of four weeks.

2012 Health Insurance Cost

MEDICAL / DENTAL / VISION / PRESCRIPTION DRUG		Allocated Annual Premium	Annual Company Cost	Annual Employee Cost

* HMAA/ HDS / VSP /	EE Only	$5,664.00	$5,100.00	$564.00
TRUST INDEMNITY DRUG PLAN	EE + 1	$11,328.00	$7,932.00	$3,396.00
	EE/Family	$16,992.00	$9,348.00	$7,644.00

* KAISER / HDS / VSP /	EE Only	$4,284.00	$3,864.00	$420.00
KAISER DRUG PLAN	EE + 1	$8,568.00	$6,000.00	$2,568.00
	EE/Family	$12,864.00	$7,080.00	$5,784.00

  NO COVERAGE CASH BACK (ANNUAL) ******************************************$ 2,098.68

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